FOR IMMEDIATE RELEASE
Wednesday, April 26, 2006

PEMBRIDGE CAPITAL MANAGEMENT LLC ANNOUNCES
PROXY CONTEST FOR THE TOPPS COMPANY, INC.

New York, NY - Pembridge Capital Management LLC (“Pembridge”) has notified The Topps Company, Inc. (NASDAQ - TOPP) that it has nominated Timothy Brog, John J. Jones and Eric Newman for election to the Topps Board of Directors at the upcoming 2006 annual meeting of stockholders. Pembridge also proposed amendments to Topps’ Bylaws and Certificate of Incorporation for consideration at the annual meeting.

If approved, the amendments would:

•	Eliminate the classification of the Board of Directors and permit stockholders to remove directors

•	Allow stockholders who own 15% of the outstanding common stock to call a special meeting of stockholders

Over the past six years the current Board of Directors have overseen the Company’s extremely poor operating performance, declining stock price, an inexcusable misuse of its balance sheet, poor corporate governance, excessive S,G&A expenses and the payment of egregious salaries and bonuses to executives at Topps in light of management’s inability to stem chronic declining revenue and earnings.

Pembridge’s nominees, if elected to the Board, will immediately explore all strategic alternatives to maximize shareholder value, including the sale of the Company, a large special dividend or a significant share repurchase either in the open market or as part of a self tender offer, as well as reviewing operating initiatives and overhead reduction.

“Last year shareholders were filled with hope that the confectionary business would be sold and with promises that the operating performance of Topps would be improved,” said Timothy Brog, President of Pembridge. “Like other promises made in the past, Topps once again failed to deliver. It is time for a change. We are committed to improving shareholder value for the benefit of all shareholders.”

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PEMBRIDGE PRESENTLY INTENDS TO FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO PEMBRIDGE’S SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE TOPPS COMPANY, INC. FOR USE AT THE 2006 ANNUAL MEETING. PEMBRIDGE STRONGLY ADVISES ALL TOPPS STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain free copies of the Proxy Statement filed with the SEC by Pembridge through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the Proxy Statement from Pembridge by contacting Timothy Brog, Pembridge Capital, 708 Third Avenue, New York, NY 10017.

Pembridge and its nominees will be soliciting proxies from stockholders of The Topps Company Inc. in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement when it is filed with SEC.

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Pembridge Capital Management LLC is the management company for Pembridge Value Opportunity Fund LP, a Delaware Limited Partnership.

CONTACT:
Timothy E. Brog
Pembridge Capital Management LLC
(212) 557-6150